Exhibit 99.1

DELCATH TO BASE EUROPEAN OPERATIONS IN GALWAY, IRELAND

Company Receives Grant from IDA Ireland to Support Initial Staffing

NEW YORK, NY – August 2, 2011 — Delcath Systems, Inc. (NASDAQ: DCTH) today announced that the Company will base its European operations in the city of Galway, Ireland, and that it has formed Delcath Systems Limited (Delcath Limited), an Irish company under which it will establish its European operations.

As part of the establishment of its European operations base in Ireland, Delcath Limited will receive financial support from IDA Ireland, an agency of the Irish Government dedicated to attracting foreign investment to the country. The assistance provided by IDA Ireland will help support the hiring and training of the marketing, sales and logistics support personnel that Delcath Limited anticipates hiring over the next six to twelve months.

Commenting on the announcement, Eamonn P. Hobbs, President and CEO of Delcath System, Inc., said, “Galway is an excellent base for our European Union headquarters for support of the expected commercial launch of our Hepatic CHEMOSAT Delivery System in the EU later this year. The region is the European home for many international medical device and pharmaceutical companies attracted by its pro-business environment, efficient tax system, logistics and cost advantages, and deep pool of qualified management talent. As the support provided by IDA Ireland for our initial staffing plan shows, the Irish Government is also offering attractive incentives for direct business investment. We appreciate the assistance of IDA Ireland, which worked with us to establish our European subsidiary, Delcath Limited, in Galway, and look forward to working closely with them in the future. Our recruitment efforts for initial staff at Delcath Limited have already begun, and we expect to open our Galway headquarters in the fall of this year.”

The establishment of Delcath Limited follows the Hepatic CHEMOSAT Delivery System’s CE marking, enabling us to commercialize the product in the 30 countries of the European Economic Area (EEA). With a broad indication for the administration of melphalan hydrochloride to the liver, the Hepatic CHEMOSAT Delivery System may ultimately fulfill an annual unmet clinical need for as many as 100,000 patients in Europe with cancers in the liver and the number is rising. Europe thus represents a large opportunity for this product.

About Delcath Systems

Delcath Systems, Inc. is a development stage specialty pharmaceutical and medical device company focused on oncology. Delcath’s proprietary system for chemosaturation is designed to administer high dose chemotherapy and other therapeutic agents to diseased organs or regions of the body, while controlling the systemic exposure of those agents. The Company’s initial focus is on the treatment of primary and metastatic liver cancers. In 2010, Delcath concluded a Phase III metastatic melanoma study, and the Company recently completed a multi–arm Phase II trial to treat other liver cancers. The Company received the certification required to affix the CE Mark to the Hepatic CHEMOSAT delivery system in April 2011. The Company has not yet received FDA approval for commercial sale of its system in the United States. For more information, please visit the Company’s website at www.delcath.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully establish Delcath Systems Limited in Ireland and the time required to build inventory and commercial operations in Europe, adoption, use and resulting sales, if any, for the Hepatic CHEMOSAT delivery system in the EEA, our ability to successfully commercialize the chemosaturation system and the potential of the chemosaturation system as a drug delivery device used in the treatment of patients with terminal metastatic disease in the liver, acceptability of the Phase III clinical trial data by the FDA, our ability to address the issues raised in the Refusal to File letter received from the FDA and the timing of our re-submission of our NDA, re-submission and acceptance of the Company’s NDA by the FDA, approval of the Company’s NDA for the treatment of metastatic melanoma to the liver, adoption, use and resulting sales, if any, in the United States, approval of the current or future chemosaturation system for other indications, actions by the FDA or other foreign regulatory agencies, our ability to obtain reimbursement for the CHEMOSAT system, our ability to successfully enter into distribution and strategic partnership agreements in foreign markets and the corresponding revenue associated with such foreign markets, uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities, and uncertainties relating to the impact, if any, of being added to the Russell Microcap Index. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact Information:

Investor Contact: Doug Sherk/Gregory Gin EVC Group 415-896-6818/646-445-4801	Media Contact: Janine McCargo EVC Group 646-688-0425